Exhibit 21.1



                   SUBSIDIARIES OF RECOVERY ENGINEERING, INC.

                                             Jurisdiction of          Percent
Name                                         Incorporation            Owned
----                                         -------------            -------

Recovery Engineering International, Ltd.        Barbados               100%

Recovery Engineering, Inc..                     Minnesota              100%